UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2008

BMC Software, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-16393	74-2126120
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2101 CityWest Blvd., Houston, Texas		77042
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-918-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 30, 2008, Dan Barnea will no longer serve as an executive officer of BMC Software, Inc. (the "Company").

The Company recently announced that effective November 1, 2008, Dev Ittycheria will serve as President of the Company’s Enterprise Service Management business unit. In connection with this appointment, on October 25, 2008 the Board of Directors, upon the recommendation of the Compensation Committee, approved a base salary increase to $500,000 and target bonus increase to 150% of base salary for Mr. Ittycheria. The Board also authorized the Compensation Committee to award Mr. Ittycheria 85,000 time-based restricted stock units, 35,000 performance-based restricted stock units and 100,000 stock options.

Effective November 1, 2008, Jim Grant will serve as the Company’s Senior Vice President, Strategy and Corporate Development. On October 25, 2008, upon the recommendation of the Compensation Committee, the Board approved an amendment to the Executive Employment Agreement with Mr. Grant (the "Agreement") to provide the following:
(i) the change in responsibilities from Senior Vice President and General Manager, ESM to Senior Vice President, Strategy and Corporate Development is an event which constitutes "Good Reason" as defined in Section 6.3(b) of the Agreement; and
(ii) extend the time period that Mr. Grant may voluntarily resign his employment with the Company for Good Reason from 60 days after the occurrence of an event that constitutes Good Reason to April 1, 2010 in this instance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMC Software, Inc.

October 30, 2008	By:	Christopher C. Chaffin

Name: Christopher C. Chaffin
Title: VP, Deputy General Counsel & Assistant Secretary